                                   EXHIBIT 1
                                   ---------


                             SHAREHOLDERS AGREEMENT


     This Shareholders Agreement, dated as of December 2, 1997 (this "Agreement"), is among Patriot American Hospitality, Inc., a Delaware corporation ("Patriot"), Patriot American Hospitality Operating Company, a Delaware corporation ("OPCO"), the shareholders of the Company named on the signature page hereto (individually, a "Shareholder" and collectively, the "Shareholders") and, solely for purposes of Section 3.4 hereof, Interstate Hotels Company, a Pennsylvania corporation (the "Company").

                                   RECITALS:

     A. The Shareholders consist of Milton Fine ("Mr. Fine") and six trusts established pursuant to the trust documents described on Exhibit A;
                                                         ----------

     B. As of the date hereof, each Shareholder owns the number of shares (the "Shares") of Common Stock, par value $0.01 per share ("Company Stock"), of the Company set forth on Exhibit B;
                     ----------

     C. Patriot, OPCO and the Company are entering into an Agreement and Plan of Merger, dated as of the date hereof (as the same may be amended from time to time, the "Merger Agreement"), which provides, on the terms and subject to the conditions thereof, for the merger of the Company with and into Patriot (the "Merger"); and

     D. As a condition to the willingness of Patriot to enter into the Merger Agreement, Patriot has requested that the Shareholders agree, and, in order to induce Patriot to enter into the Merger Agreement, the Shareholders are willing to agree, to grant Patriot an irrevocable proxy to vote, or to otherwise cause to be voted, certain of the Shares pursuant to the terms and conditions hereof.

             NOW, THEREFORE, the parties hereto agree as  follows:

             I.  REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

     The Shareholders hereby represent and warrant to Patriot and OPCO as follows:

     1.1    Due Authority.  The Shareholders have full power and authority to
            -------------
execute and deliver this Agreement and to perform their obligations hereunder. This Agreement has been duly executed and delivered by or on behalf of the Shareholders and, assuming its due authorization, execution and delivery by Patriot, OPCO and the Company, constitutes a legal, valid and binding obligation of the Shareholders.

     1.2  No Conflict; Consents. (a) The execution and delivery of this
          ---------------------
Agreement by the Shareholders do not, and the performance by the Shareholders of their obligations under this Agreement and the compliance by the Shareholders with any provisions hereof do not and will
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not, (i) conflict with or violate any law, statute, rule, regulation, order, writ, judgment or decree applicable to the Shareholders or the Shares, (ii) conflict with or violate the instruments under which the Shareholders were formed, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the Shares pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which any of the Shareholders is a party or by which any of the Shareholders or any of the Shares are bound.

     (b) The execution and delivery of this Agreement by the Shareholders do not, and the performance of this Agreement by the Shareholders will not, require any consent, approval, authorization or permit of, or filing with (except for applicable requirements, if any, of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) or notification to, any government or regulatory authority by the Shareholders.

     (c) No other person or entity has or will have during the Proxy Term any right directly or indirectly to vote or control or affect the voting of the Shares.

     1.3  Title to Shares.  The Shareholders (a) are the record or beneficial
          ---------------
owners of the Shares as listed on Exhibit B free and clear of any proxy or voting restriction other than pursuant to this Agreement and (b) have, and during the Proxy Term will have, sole power of disposition with respect to the Shares.

     1.4  No Encumbrances.  The Shares and the certificates representing the
          ---------------
Shares are now and at all times during the Proxy Term hereof will be held by the Shareholders, or by a nominee or custodian for the benefit of the Shareholders, free and clear of all proxies, voting trusts and voting agreements, understandings or arrangements and free and clear of all liens, claims, security interests and any other encumbrances whatsoever except any such encumbrances or proxies arising under this Agreement.

     1.5  Brokers.  The Shareholders are not liable for, and will indemnify the
          -------
Company and Patriot against, any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of any of the Shareholders.

     1.6  Tax Representations.  (a) Neither the issuance of Paired Shares (as
          -------------------
such term is defined in the Merger Agreement) to the Shareholders in connection with the Merger nor the other transactions contemplated by this Agreement will cause any person to violate the restrictions on ownership and transfer contained in Article IV of the Amended and Restated Certificate of Incorporation of Patriot or the restrictions on ownership and transfer contained in Article IV of the Amended and Restated Certificate of Incorporation of OPCO. The

Shareholders will provide to Patriot such information as Patriot may reasonably request so that Patriot may confirm the accuracy of this representation.

     (b) No Shareholder has or will have at the Effective Date any present plan, intention, or arrangement to sell or dispose of any of the Paired Shares to be received in the Merger. For purposes of this Section 1.6, a sale or disposition includes any "constructive sale" within the meaning of Section 1259(c)(1)(A) -
(E) of the Code.

            II.  REPRESENTATIONS AND WARRANTIES OF PATRIOT AND OPCO

     Patriot and OPCO each hereby represent and warrant, with respect to itself but not as to the other, to the Shareholders as follows:

     2.1    Due Authority.  Such party has full power, corporate or otherwise,
            -------------
and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly executed and delivered by or on behalf of such party and, assuming its due authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms.

     2.2    No Conflict; Consents. (a) The execution and delivery of this
            ---------------------
Agreement by such party do not, and the performance by such party of its obligations contemplated by this Agreement and the compliance by such party with any provisions hereof do not and will not, (i) conflict with or violate any law, statute, rule, regulation, order, writ, judgment or decree applicable to such party, (ii) conflict with or violate such party's charter or bylaws, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such party is a party or by which such party is bound.

     (b) The execution and delivery of this Agreement by such party do not, and the performance of this Agreement by such party will not, require any consent, approval, authorization or permit of, or filing with (except for applicable requirements, if any, of the Exchange Act) or notification to, any governmental or regulatory authority by such party.

                  III.  CERTAIN COVENANTS OF THE SHAREHOLDERS

     The Shareholders hereby covenant and agree with Patriot and OPCO as follows:

     3.1  Transfer of Shares.  Other than as provided herein, during the Proxy
          ------------------
Term, the Shareholders will not (a) sell, transfer, assign or otherwise dispose of any of the Shares, (b)

deposit the Shares into a voting trust or enter into a voting agreement or arrangement with respect to the Shares or grant any proxy or power of attorney with respect thereto, (c) enter into any contract, option or other legally binding undertaking providing for any transaction prohibited by (a) or (b) hereof, or (d) take any action that would make any representation or warranty of the Shareholders contained herein untrue or incorrect or have the effect of preventing or disabling the Shareholders from performing any of the Shareholders' obligations under this Agreement, provided, however, that notwithstanding the foregoing the Shareholders, prior to the mailing by the Company of its proxy statement for the stockholders' meeting at which the Merger Agreement is to be considered, may sell pursuant to the provisions of Rule 144 promulgated pursuant to the Securities Act of 1933, as amended (the "Securities Act"), or contribute to an entity that is exempt from federal income taxation pursuant to Section 501(c) of the Internal Revenue Code of 1986, as amended, an aggregate of 360,000 Shares free of the restrictions of this Agreement. No such transaction will be deemed to constitute a breach of any other provision hereof. The Shareholders shall immediately notify Patriot in writing of any such sale or contribution. Until 90 calendar days after the Merger becomes effective (the "Effective Time"), each Shareholder will not directly or indirectly, through any affiliate or associate, sell, assign, transfer, pledge or otherwise dispose of or acquire, or enter into any put, call or other contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment or other disposition of, any common stock of Patriot ("Patriot Common Stock") or common stock of OPCO ("OPCO Common Stock") received by such Shareholder in the Merger. After such 90-day period, the Shareholders will have the benefit of the rights granted pursuant to the Registration Rights Agreement to be executed by the Shareholders, Patriot and OPCO prior to the Effective Time.

     3.2  Proxy. (a) Each Shareholder, by this Agreement, hereby constitutes and
          -----
appoints Patriot, with full power of substitution, during and for the Proxy Term, as such Shareholder's true and lawful attorney and irrevocable proxy, for and in Shareholder's name, place and stead, to vote each of such Shares owned by such Shareholder as Shareholder's proxy, at every meeting of the shareholders of the Company or any adjournment thereof or in connection with any written consent of the Company's shareholders, (i) in favor of the adoption of the Merger Agreement and approval of the Merger and the other transactions contemplated by the Merger Agreement, (ii) against (x) any Company Takeover Proposal, as that term is defined in the Merger Agreement, and any proposal for any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or which is reasonably likely to result in any of the conditions of the Company's obligations under the Merger Agreement not being fulfilled and (y) any change in the directors of the Company, any change in the present capitalization of the Company or any amendment to the Company's articles of organization or bylaws, any other material change in the Company's corporate structure or business, or any other action which in the case of each of the matters referred to in this clause (y) could reasonably be expected to impede, interfere with, delay, postpone or materially adversely affect the transactions contemplated by the Merger Agreement or the likelihood of such transactions being consummated, and (iii) in favor of any other matter necessary for consummation of the transactions contemplated by the Merger Agreement which is considered at any such meeting of shareholders or in such consent, and in connection therewith to execute any documents which are necessary or

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appropriate in order to effectuate the foregoing, including the ability for
Patriot or its nominees to vote such Shares directly. Each Shareholder intends the foregoing proxy to be, and it shall be, irrevocable and coupled with an interest during the Proxy Term and hereby revokes any proxies previously granted by such Shareholder with respect to the Shares to the extent inconsistent with the foregoing proxy.

     (b) Each Shareholder hereby further agrees, with respect to any Shares not voted pursuant to paragraph (a) above, including without limitation any Shares owned beneficially but not of record by such Shareholder, that during the Proxy Term, at every meeting of the shareholders of the Company or any adjournment thereof or in connection with any written consent of the Company's shareholders, such Shareholder shall vote (or cause to be voted) all Shares whether or not owned of record or beneficially by such Shareholder except as specifically requested in writing by Patriot in advance, (i) in favor of the adoption of the Merger Agreement and approval of the Merger and the other transactions contemplated by the Merger Agreement, (ii) against (x) any Company Takeover Proposal, as that term is defined in the Merger Agreement, and any proposal for any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or which is reasonably likely to result in any of the conditions of the Company's obligations under the Merger Agreement not being fulfilled or (y) any change in the directors of the Company, any change in the present capitalization of the Company or any amendment to the Company's certificate of incorporation or bylaws, any other material change in the Company's corporate structure or business, or any other action which in the case of each of the matters referred to in this clause (y) could reasonably be expected to, impede, interfere with, delay, postpone or materially adversely affect the transactions contemplated by the Merger Agreement or the likelihood of such transactions being consummated, and (iii) in favor of any other matter necessary for consummation of the transactions contemplated by the Merger Agreement which is considered at any such meeting of shareholders or in such consent, and in connection therewith to execute any documents which are necessary or appropriate in order to effectuate the foregoing.

     (c) For the purposes of this Agreement, "Proxy Term" means the period from the date hereof until the earlier of the termination of the Merger Agreement and the Effective Time.

     (d) Notwithstanding anything in this Section 3.2 to the contrary, the obligations of the Shareholders and the rights of Patriot under this Section 3.2 shall at all times be limited and applicable to only that number of Shares in the aggregate as shall be entitled to cast 19.9% of the votes that are entitled to be cast generally in the election of directors by the holders of the shares of voting stock of the Company issued and outstanding at the time. Nothing in this Section 3.2 shall be deemed to grant Patriot any right which would (i) cause it to, and Patriot's rights pursuant to this Section 3.2 will, if necessary, be reduced so that it will not, become subject to the provisions of Chapter 25 of the Pennsylvania Business Corporation Law (the "PBCL"), including without limitation the provisions of Subchapter 25E, 25F and 25G thereof, or
(ii) cause it to have or be deemed to have voting power on its own or with any other person or persons over

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voting shares of the Company that would entitle it to cast 20% or more of the votes that all shareholders of the Company would be entitled to cast in an election of directors of the Company. Patriot and the Shareholders will agree in writing which Shares are subject to the provisions of this Section 3.2 and which are not, provided, however, that if they cannot so agree Patriot shall have the right to designate the Shares which are subject to the provisions of this
Section 3.2.

     3.3    Certain Events.  Each Shareholder agrees that this Agreement and the
            --------------
obligations hereunder will attach to the Shares and will be binding upon any person or entity to which legal or beneficial ownership of the Shares may pass, whether by operation of law or otherwise.

     3.4    Stop Transfer.  Each Shareholder agrees with, and covenants to,
            -------------
Patriot that the Shareholder will not request that the Company register the transfer (book-entry or otherwise) or any certificate or uncertificated interest representing any of the Shares except as permitted by the terms of this Agreement. Each Shareholder and the Company further agree that the Company shall instruct the transfer agent for its Common Stock (i) to include on the certificates for the Shares, which the Shareholders hereby agree to deliver to the Company within ten days from the date hereof, legends in customary form referring to this Agreement and (ii) to refuse to permit the transfer of the Shares during the Proxy Term except as permitted by the terms of this Agreement.

     3.5  Extension of Management Agreements.  Mr. Fine hereby agrees that at
          ----------------------------------
the request of Patriot or OPCO he will, and will cause his affiliates to, extend the management contracts listed on Exhibit C-1 hereto for the periods set forth therein; such extensions shall otherwise be on terms identical to the existing terms except to the extent, if any, Patriot or OPCO, on the one hand, and Mr. Fine and his affiliates, on the other hand, agree in writing. In addition, subject to his fiduciary duties, if any, Mr. Fine hereby agrees that at the request of Patriot or OPCO he will use reasonable efforts to extend, or cause the extension, for the time period set forth on Exhibit C-1, the management contracts listed on Exhibit C-2, including voting for or otherwise approving all such extensions. Mr. Fine represents and warrants that the management contracts listed on Exhibit C-1 and C-2, along with the information disclosed on Exhibit D, includes all equity interests, leases, and management contracts which Mr. Fine, members of his immediate family, or his or their affiliates have, directly or indirectly, which relate to the lodging industry.

     3.6  Dissenters.  The Shareholders agree that the Shareholders will not
          ----------
exercise or seek to exercise the dissenters rights, if any, that the Shareholders have or may have in connection with the Merger with respect to any of the Shares pursuant to Subchapter D of Chapter 15 of the PBCL and, without limiting the foregoing, will not give any notice pursuant to Section 1575 of such Subchapter D.

     3.7  Agreement to Vote.  For so long as the Shareholders are entitled to
          -----------------
designate a director pursuant to Section 4.1 hereof, the Shareholders shall each vote or cause to be voted all shares of Patriot Common Stock and OPCO Common Stock which they own of record or beneficially after the Effective Date in favor of the nominees of Patriot or OPCO or their respective Boards of Directors for directors at each meeting of the stockholders of Patriot or OPCO, as the case may be, held after the Effective Date.

     3.8  Agreement to Elect Cash.  The Shareholders agree that they will
          -----------------------
irrevocably elect to receive with respect to all of the Shares (other than any Shares sold or disposed of prior to the Effective Time as permitted by Section
3.1 hereof), pursuant to and in accordance with the provisions of the Merger Agreement, the maximum amount of cash permitted to be received pursuant to the Merger Agreement for such Shares.

                   IV.  CERTAIN COVENANTS OF PATRIOT AND OPCO

     4.1  Board Representation.  Patriot will take such actions as are necessary
          --------------------
to elect one person designated in writing to Patriot as a director of Patriot by a majority in interest of the Shareholders at least sixty days prior to the Effective Time, such election to be effective promptly after the Effective Time. In the absence of any such designation, Mr. Fine shall be deemed to have been designated to serve as a director of Patriot. From and after the Effective Time and until the Expiration Date (as defined below), Patriot will, with respect to any annual meetings of its stockholders occurring after the Effective Time, include as one of the nominees for directors of Patriot a person designated in writing to Patriot by a majority in interest of the Shareholders at least forty-five days prior to the mailing of the proxy statement for such meeting if one of the directors serving on the Board of Directors of Patriot after such annual meeting would otherwise not be any person previously designated pursuant to this
Section 4.1; provided, however, that if a person designated pursuant to this
Section 4.1 is not serving on the Board of Directors of Patriot at least sixty days prior to such mailing, then the Shareholders shall have until ten days after Patriot notifies them of their right to name a designee hereunder to designate such a person in writing to Patriot. The Shareholders shall cause Mr. Fine or any other designee pursuant to this Section 4.1 who is serving as a director of Patriot to resign promptly at Patriot's written request on or after the Expiration Date. Each person designated pursuant to this Section 4.1 to serve as a director of Patriot shall be Mr. Fine or a person reasonably acceptable to Patriot.

     "Expiration Date" means, for purposes of this Section 4.1, the earlier of
(x) the later of (A) the first date on which the Shareholders own fewer than three percent (3%) of the then outstanding shares of Patriot Common Stock and
(B) the second anniversary date of the Effective Time and (y) the first date on which the Shareholders own fewer than fifty percent (50%) of the shares of Patriot Common Stock received by the Shareholders in the Merger.

     4.2  Tax Protection.  Patriot and Mr. Fine shall have the additional rights
          --------------
and obligations set forth on Exhibit E hereto titled "Lock-out Provisions."
                             ---------

     4.3  Office Space; Use of Hotels.  Patriot will provide or cause to be
          ---------------------------
provided to Mr. Fine, for a period of three years beginning at the Effective Time, office space in Pittsburgh, Pennsylvania for Mr. Fine to use rent free, such space to be comparable to Mr. Fine's current office space. In addition, Patriot will permit Mr. Fine to stay in first class accommodations in one or more of the Company's current hotels rent free for an aggregate of 30 days in each year of the five-year period beginning at the Effective Time, subject to appropriate advance notice from Mr. Fine and to availability for the time period requested by Mr. Fine.


                     V.  MISCELLANEOUS; GENERAL PROVISIONS

     5.1  Severability.  If any term or other provision of this Agreement is
          ------------
determined to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

     5.2    Entire Agreement.  This Agreement constitutes the entire agreement
            ----------------
of the parties and supersedes all prior agreements and undertakings, both written and oral, between the parties with respect to the subject matter hereof.

     5.3  Amendments.  This Agreement may not be modified, amended, waived,
          ----------
altered or supplemented, except upon the execution and delivery of a written agreement executed by the parties hereof.

     5.4  Assignment.  This Agreement may not be assigned by operation of law or
          ----------
otherwise.

     5.5    Parties in Interest.  This Agreement is binding upon, and shall
            -------------------
inure solely to the benefit of, each party hereto and nothing in this Agreement, express or implied, is intended to or will confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

     5.6  Specific Performance.  The parties hereto agree that irreparable
          --------------------
damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof or was otherwise breached. It is accordingly agreed that the parties will be entitled to specific relief hereunder, including, without limitation, an injunction or injunctions to prevent and enjoin breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof, in any state or federal court in the Commonwealth of Pennsylvania, in addition to any other remedy to which they may be entitled at law or in equity. Any requirements for the securing or posting of any bond with respect to any such remedy are hereby waived.

     5.7  Governing Law; Jurisdiction and Venue.  This Agreement will be
          -------------------------------------
governed by, and construed in accordance with, the internal laws of the Commonwealth of Pennsylvania without regard to its rules of conflict of laws. The parties hereto hereby irrevocably and unconditionally consent to and submit to the exclusive jurisdiction of the courts of the Commonwealth of Pennsylvania and any court of the Western District of Pennsylvania of the United States of America (the "Pennsylvania Courts") for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Pennsylvania Courts and agrees not to plead or claim in any Pennsylvania Court that such litigation brought therein has been brought in any inconvenient forum.

     5.8  Counterparts. This Agreement may be executed in one or more
          ------------
counterparts, and by the different parties hereto in separate counterparts, each of which when executed will be deemed to be an original but all of which taken together will constitute one and the same agreement.

     5.9  Directors and Officers.  Notwithstanding anything herein to the
          ----------------------
contrary, the covenants and agreements set forth herein shall not prevent any Shareholder or its representatives or designees who are serving on the Board of Directors of the Company or who are officers of the Company from taking any action, subject to the applicable provisions of the Merger Agreement, in his or her capacity as a director or officer of the Company.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

          IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

                              PATRIOT AMERICAN HOSPITALITY, INC.



                              By: /s/ William W. Evans III
                                  -----------------------------
                                  Name:  William W. Evans III
                                  Title: Office of the Chairman

                              PATRIOT AMERICAN HOSPITALITY
                              OPERATING COMPANY



                              By: /s/ Leslie Ng
                                  -----------------------------
                                  Name:  Leslie Ng
                                  Title: Senior Vice President

                              /s/ Milton Fine
                              ---------------------------------
                                         Milton Fine



                              Milton Fine, Trustee
                              U/A dated 11/11/94
                              FBO Milton Fine


                              By: /s/ Milton Fine
                                  ------------------------------
                                  Name:  Milton Fine
                                  Title: Trustee

                              Milton Fine, Trustee under
                              The Milton Fine 1997
                              Charitable Remainder Unitrust


                              By: /s/ Milton Fine
                                  -------------------------------
                                  Name:  Milton Fine
                                  Title: Trustee

                              David J. Fine, Trustee
                              U/A dated 12/15/89
                              FBO Sibyl Fine King


                              By: /s/ David J. Fine
                                  ----------------------------
                                  Name:  David J. Fine
                                  Title: Trustee

                              David J. Fine, Trustee
                              U/A dated 12/15/89
                              FBO Carolyn Fine Friedman


                              By: /s/ David J. Fine
                                  ----------------------------
                                  Name:  David J. Fine
                                  Title: Trustee

                              David J. Fine, Trustee
                              U/A dated 12/15/89
                              FBO David J. Fine


                              By: /s/ David J. Fine
                                  ----------------------------
                                  Name:  David J. Fine
                                  Title: Trustee

                              David J. Fine, Trustee
                              For the Milton Fine Grantor
                              Annuity Trust U/A dated 3/31/96


                              By: /s/ David J. Fine
                                  ----------------------------
                                  Name:  David J. Fine
                                  Title: Trustee

                              INTERSTATE HOTELS COMPANY



                              By: /s/ Milton Fine
                                  -----------------------------
                                  Name:  Milton Fine
                                  Title: Chairman